Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC.

ANNOUNCES QUARTERLY CASH DIVIDEND AND DATE OF ANNUAL MEETING

Jeffersonville, IN – November 24, 2021. First Savings Financial Group, Inc. (NASDAQ: FSFG) (the “Company”), the holding company for First Savings Bank (the “Bank”), today announced that its Board of Directors declared a quarterly cash dividend of $0.12 per common share. The dividend will be paid on or about December 31, 2021 to stockholders of record as of the close of business on December 17, 2021. Also, the Company today announced that its annual meeting of stockholders will be held on Tuesday, February 8, 2022.

The Bank is an entrepreneurial community bank headquartered in Jeffersonville, Indiana, which is directly across the river from Louisville, Kentucky, and operates fifteen depository branches within southern Indiana.  The Bank also has three national lending programs, including single-tenant net lease commercial real estate, SBA lending and residential mortgage banking, with offices located throughout the United States.  First Savings is a recognized leader, both in its local communities and nationally for its lending programs.  The employees of First Savings strive daily to achieve the organization’s vision, We Expect To Be The BEST community BANK, which fuels our success.  The Company’s common shares trade on The NASDAQ Stock Market under the symbol “FSFG”.

Contact:

Tony A. Schoen

Chief Financial Officer

(812) 283-0724